EXHIBIT 99.1

At Xinhua China Ltd.:                                                                 At The Investor Relations Company:
Alex Helmel                                                                               Woody Wallace or Michael Arneth
Investor Relations                                                                       (312) 245-2700
info@xinhuachina.com.cn
(604) 681-3864 ■ (800) 884-3864

FOR IMMEDIATE RELEASE

XINHUA CHINA LTD. ACQUIRES HDTV EDITING TECHNOLOGY

Acquisition Enhances Digital Content Delivery Capabilities

May 30, 2006, Beijing – Xinhua China Ltd. (OTCBB: XHUA) announced today it has acquired leading Chinese High Definition Television text-editing software company Bear Technology.  The acquisition expands Xinhua’s presence in the rapidly expanding digital media industry in China.

Founded in 2002, Bear Technology offers multiple proprietary solutions for rendering and editing text in High Definition.  Bear text-editing software is an essential component in the production of HDTV content, which require on-screen text to be rendered in HD for enhanced visual fidelity, according to Xinhua China.  Some applications for Bear’s software include personal and commercial HD cameras, televised language translation, closed-captioning, and news and entertainment programming.  Currently, Bear Technology customers include leading HDTV and camera manufacturers such as Sony and Panasonic, Xinhua China said.

Xinhua China stated that, although China’s digital television market is relatively small by North American standards, the annual compounded growth rate of digital television subscribers is estimated to grow at 165% per year from 2005 to 2008. With 5.3 million home subscribers in 2005, up from 1 million in 2004, digital TV in China is enjoying exponential growth.

“HDTV software is a complementary technology to our initiatives to expand our business base through the sale of digital media online in China,” said Mr. Xianping Wang, CEO of Xinhua China.  “We are fortunate to have had this opportunity at a time when HDTV is rapidly overtaking older television technology.  We believe HDTV has the potential to further enhance the online experience for enjoyment of all types of online media in China.”

“The acquisition of Bear Technology will position Xinhua China as a leading provider of HD content text editing.  We see significant revenue opportunities over the long-term as the convergence of the personal computer and High Definition Digital Television gathers momentum,” Mr. Wang commented.

Xinhua China noted terms of the acquisition are more fully discussed in its periodic report to the United States Securities and Exchange Commission on Form 8-K dated May 19, 2006.

Xinhua China Ltd. will issue up to 20 million shares of common stock. Eight million shares will be issued within 10 business days of the execution of the Agreement, and up to 12 million shares will be issued within 15 business days of the completion of an asset valuation report of Bear Technology, provided that the asset valuation is no less than $35 million.  If the valuation is less than $35 million, then the 12 million shares to be issued will be reduced accordingly, based on a share price of $1.75 per share and also taking into account the first 8 million shares issued.  In addition, upon completion of the purchase of all the issued capital in Bear Technology, the Company agrees to grant in aggregate 6 million stock options to employees, officers and directors of Bear Technology.  The options will be priced at the time of issue.

About Xinhua China

Xinhua China Ltd. (OTCBB: XHUA) is a US-based holding company with publishing and distribution interests in China.  Through its subsidiary, Xinhua Publications Circulation & Distribution Co., Ltd., the Company holds a national license for distribution of books and other publications in China.

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES and EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua China's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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